EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

PepsiCo, Inc.:

We consent to incorporation by reference in the registration statements and Forms listed below of PepsiCo, Inc. and subsidiaries (“PepsiCo, Inc.”) of our report dated February 18, 2011, except for Notes 1, 3, and 4, which are as of March 31, 2011, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 25, 2010 and December 26, 2009, and the related Consolidated Statements of Income, Cash Flows and Equity for each of the fiscal years in the three-year period ended December 25, 2010, which report appears in this Form 8-K dated March 31, 2011, and to our report dated February 18, 2011 on the effectiveness of PepsiCo, Inc.’s internal control over financial reporting as of December 25, 2010, which report appears in the December 25, 2010 annual report on Form 10-K of PepsiCo, Inc.

Description, Registration Statement Number

Form S-3

–	PepsiCo Automatic Shelf Registration Statement, 333-154314
–	PepsiAmericas, Inc. 2000 Stock Incentive Plan, 333-165176
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PBG 2004 Long Term Incentive Plan, PBG 2002 Long Term Incentive Plan, PBG Long Term Incentive Plan, The Pepsi Bottling Group, Inc. 1999 Long Term Incentive Plan and PBG Stock Incentive Plan, 333-165177

Form S-8

–	The PepsiCo 401(k) Plan for Hourly Employees, 333-150868
–	The PepsiCo 401(k) Plan for Salaried Employees, 333-150867
–	PepsiCo, Inc. 2007 Long-Term Incentive Plan, 333-142811, 333-166740
–	PepsiCo, Inc. 2003 Long-Term Incentive Plan, 333-109509
–	PepsiCo SharePower Stock Option Plan, 33-35602, 33-29037, 33-42058, 33-51496, 33-54731, 33-66150 and 333-109513
–	Director Stock Plan, 33-22970 and 333-110030
–	1979 Incentive Plan and the 1987 Incentive Plan, 33-19539
–	1994 Long-Term Incentive Plan, 33-54733
–	PepsiCo, Inc. 1995 Stock Option Incentive Plan, 33-61731, 333-09363 and 333-109514
–	1979 Incentive Plan, 2-65410
–	PepsiCo, Inc. Long Term Savings Program, 2-82645, 33-51514 and 33-60965
–	PepsiCo 401(k) Plan, 333-89265
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Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates and the Retirement Savings and Investment Plan for Union Employees of Tropicana Products, Inc. and Affiliates (Teamster Local Union #173), 333-65992

–	The Quaker Long Term Incentive Plan of 1990, The Quaker Long Term Incentive Plan of 1999 and The Quaker Oats Company Stock Option Plan for Outside Directors, 333-66632
–	The Quaker 401(k) Plan for Salaried Employees and The Quaker 401(k) Plan for Hourly Employees, 333-66634
–	The PepsiCo 401(k) Plan for Salaried Employees, 333-76196
–	The PepsiCo 401(k) Plan for Hourly Employees, 333-76204
–	The PepsiCo Share Award Plan, 333-87526
–	PBG 401(k) Savings Program, PBG 401(k) Program, PepsiAmericas, Inc. Salaried 401(k) Plan and PepsiAmericas, Inc. Hourly 401(k) Plan, 333-165106
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PBG 2004 Long Term Incentive Plan, PBG 2002 Long Term Incentive Plan, PBG Long Term Incentive Plan, The Pepsi Bottling Group, Inc. 1999 Long Term Incentive Plan, PBG Directors’ Stock Plan, PBG Stock Incentive Plan and PepsiAmericas, Inc. 2000 Stock Incentive Plan, 333-165107

/s/ KPMG LLP

New York, New York

March 31, 2011